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                                  SCHEDULE 14A
                                 (RULE 14a-101)
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant  |X|
Filed by a Party other than the Registrant  |_|

Check the appropriate box:

|_|  Preliminary Proxy Statement          |_| Confidential,  for  Use  of the
                                              Commission  Only
                                              (as permitted by Rule 14a-6(e)(2))
|_|  Definitive Proxy Statement
|_|  Definitive Additional Materials
|X|  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           Cornerstone Properties Inc.
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                  (Name of Registrant as Specified In Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|  No fee required.
|_|  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

          ------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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|_|  Fee paid previously with preliminary materials:

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:



     (2)  Form, Schedule or Registration Statement No.:



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         THE FOLLOWING IS A LETTER DISSEMINATED BY CORNERSTONE PROPERTIES INC.
TO ITS STOCKHOLDERS IN CONJUNCTION WITH THE MAILING OF ITS ANNUAL REPORT ON FORM 10-K TO STOCKHOLDERS ON MARCH 31, 2000.

                                    * * * * *

                                                              March 31, 2000




To Our Stockholders:

         This year Cornerstone Properties Inc. (the "Company") is distributing its 1999 Annual Report to Stockholders in the form of an Annual Report on Form 10-K. This report contains the Company's financial results for the year ended December 31, 1999.

         Highlights of those results include an increase in revenues of 72% and an increase in aggregate funds from operations (FFO) of 55%. FFO per diluted share reached $1.59 as compared to $1.45 for the same period in 1998, a 9.7% increase. Occupancy for the total portfolio on December 31, 1998 was 95% while we achieved 97% occupancy for the total portfolio at year end 1999. As a result of this strong performance, in January the Board of Directors increased our annualized dividend per share from $1.20 to $1.24. Operational highlights included completing the integration process from our December 1998 merger with William Wilson & Associates and internalizing management at our Boston, Chicago and New York properties. As part of our continued focus on select geographic markets we exited several markets and culled properties with limited strategic fit, selling 13 properties for total proceeds of $495 million. We also doubled our development pipeline to over $800 million. Other operational highlights included entering into non-exclusive contracts with two major telecommunications firms to provide telecom services to our tenants.

         On February 11, 2000, the Company announced that it had entered into an agreement and plan of merger with Equity Office Properties Trust ("EOP"). The Board of Directors approved this merger after considering many benefits such a merger would provide, including, among others, improved access to the capital markets, enhanced liquidity, additional operating efficiencies and enhanced long-term stockholder value. The merger agreement provides for a merger of Cornerstone with and into EOP and a merger of the Cornerstone operating partnership with and into EOP Operating Limited Partnership. Stockholders should read the joint proxy statement/prospectus regarding the merger when it becomes available and is disseminated to you because it will contain important information about the proposed merger including a comprehensive list of the reasons for the merger. Stockholders may also obtain a free copy of the joint proxy statement/prospectus when it is available from our website, www.cstoneprop.com, or from the SEC website at www.sec.gov.

         Thank you for your continued support.

                                     Sincerely,


                                     John S. Moody
                                     President and Chief Executive Officer

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         The identity of the persons who, under SEC rules, may be considered
"participants in the solicitation" of Cornerstone stockholders in connection with the proposed merger, and a description of their ownership interests in Cornerstone, is available in a filing under Schedule 14A made by Cornerstone on February 18, 2000.